Exhibit 99.1

Inotiv Reports First Quarter Financial Results for Fiscal 2026 and Provides Business Update

–First quarter fiscal 2026 revenue increased 0.8% compared to prior year quarter to $120.9 million
–First quarter fiscal 2026 operating loss increased 5.3% compared to prior year quarter to $16.3 million
–Conference call scheduled for today at 8:30 am ET

WEST LAFAYETTE, IN, February 9, 2026 – Inotiv, Inc. (Nasdaq: NOTV) (the “Company”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced financial results for the three months (“Q1 FY 2026”) ended December 31, 2025.

Revenue by Segment (in millions of USD)

	Three Months Ended December 31,		% change (1)
	2025	2024
	(unaudited)	(unaudited)
DSA (Discovery & Safety Assessment)	$48.0	$42.8	12.0%
RMS (Research Models & Services)	$72.9	$77.1	(5.4)%
Total (1)	$120.9	$119.9	0.8%

(1) Table may not foot and percentages may not recalculate due to rounding.

Management Commentary

Robert Leasure Jr., President and Chief Executive Officer, commented, “During the first quarter of fiscal 2026, we continued to execute on our operational and financial priorities, with a sustained focus on client service and margin discipline. Revenue increased slightly compared to the first quarter of fiscal 2025, and demand trends, particularly within our DSA segment, remained encouraging and reflect the value clients place on our capabilities and partnership approach.”

“Client satisfaction and reliable, on-time delivery of high-quality products and services remain central to our strategy. In the first quarter, DSA revenue increased 12.0% compared with the prior-year period, and DSA net awards grew approximately 27% year-over-year. These results underscore the progress we are making toward building durable client relationships and a growing base of recurring business. We continue to advance our strategic initiatives and appreciate the continued support and trust of our employees, shareholders and partners.”

Highlights

Q1 FY 2026 Highlights

•Revenue was $120.9 million in Q1 FY 2026, an increase of $1.0 million, or 0.8%, compared to $119.9 million during the three months ended December 31, 2024 (“Q1 FY 2025”), driven by a $5.1 million, or 12.0%, increase in Discovery and Safety Assessment (“DSA”) revenue, partially offset by a decrease of $4.1 million, or 5.4%, in Research Models and Services (“RMS”) revenue.
•Consolidated net loss for Q1 FY 2026 was $28.4 million, or 23.5% of total revenue, compared to $27.6 million, or 23.0% of total revenue, in Q1 FY 2025.
•Adjusted EBITDA1 in Q1 FY 2026 was $1.8 million, or 1.5% of total revenue, compared to $2.6 million, or 2.2% of total revenue, in Q1 FY 2025.
•Book-to-bill ratio for Q1 FY 2026 was 1.16x for the DSA services business.
•DSA backlog was $145.4 million at December 31, 2025, compared to $138.2 million at September 30, 2025, and $130.4 million at December 31, 2024.

1 This is a non-GAAP financial measure. Refer to “Note on Non-GAAP Financial Measures” in this release for further information.

Recent Developments

•In connection with our U.S. site optimization plan, we exited two leased facilities during Q1 FY 2026.

First Quarter Fiscal 2026 Financial Results (Three Months Ended December 31, 2025)

Revenue increased 0.8% to $120.9 million in Q1 FY 2026 as compared to $119.9 million in Q1 FY 2025. The higher total revenue in Q1 FY 2026 was driven by a $5.1 million increase in DSA revenue, partially offset by a $4.1 million decrease in RMS revenue. DSA revenue increased primarily due to increased discovery and translational sciences (“DTS”) revenue and increased safety assessment (“SA”) revenue. The increase in DTS revenue included increased discovery pharmacology service revenue and the increased SA revenue included increased surgical services revenue and new business at our Rockville facility. The decrease in RMS revenue was due primarily to lower non-human primate (“NHP”) volumes sold, partially offset by higher average selling prices for NHPs compared to the prior year quarter and higher NHP-related services revenue.

Operating loss was $16.3 million in Q1 FY 2026 as compared to $15.5 million in Q1 FY 2025. The increase in operating loss was primarily driven by an increase in RMS operating loss of $2.4 million in Q1 FY 2026, partially offset by an increase in DSA operating income of $1.2 million and a decrease in unallocated corporate costs of $0.3 million. The increase in RMS operating loss was primarily driven by the decrease in revenue discussed above partially offset by decreased cost of services provided and cost of products sold (collectively, “cost of revenue”). The decrease in RMS cost of revenue primarily related to decreased costs associated with the decreased NHP product revenue discussed above. The increase in DSA operating income was primarily driven by the increase in DSA revenue discussed above, partially offset by increased cost of revenue. The increase in DSA cost of revenue primarily related to increased compensation and benefits costs and increased supplies expense.

Cash and cash equivalents was $12.7 million at December 31, 2025, compared to $21.7 million at September 30, 2025. Cash used in operating activities was $5.4 million for Q1 FY 2026 compared to $4.5 million of cash used in operating activities for Q1 FY 2025. For Q1 FY 2026, capital expenditures totaled $5.2 million compared to $4.5 million for Q1 FY 2025. Total debt, net of debt issuance costs, as of December 31, 2025, was $405.8 million compared to $402.1 million on September 30, 2025. As of December 31, 2025, there were $6.0 million of borrowings on the Company’s $15.0 million revolving credit facility.

Webcast and Conference Call

Management will host a conference call on Monday, February 9, 2026, at 8:30 am ET to discuss its first fiscal quarter of 2026 results.

Interested parties may participate in the call by dialing:
•(800) 445-7795 (Domestic)
•(785) 424-1699 (International)
•“INOTIV” (Conference ID)

The live conference call webcast will be accessible in the Investors section of the Company’s web site and directly via the following link:

https://viavid.webcasts.com/starthere.jsp?ei=1750994&tp_key=1585804d3b

For those who cannot listen to the live broadcast, an online replay will be available in the Investors section of Inotiv’s web site at: https://ir.inotiv.com/events-and-presentations/default.aspx.

Note on Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for the three months ended December 31, 2025 and 2024, and selected business segment information for those periods. Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated net loss statements of operations line items interest expense, net and income tax benefit, as well as non-cash charges for depreciation and amortization, stock compensation expense, startup costs, restructuring costs, unrealized foreign exchange

(gain) loss, loss on disposition of assets and other unusual, third party costs. The adjusted business segment information excludes from operating loss and unallocated corporate operating expenses for these same expenses. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's condensed consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About the Company

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs and medical devices to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical research and development projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotiv.com/.

This release contains “forward-looking statements,” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words such as “aim”, “anticipate”, “assume”, “believe”, “could”, “estimate”, “expect”, “future”, “goal”, “intend”, “likely”, “may”, “plan”, “project”, “seek”, “strategy”, “target”, “will” and similar expressions. These forward-looking statements are not statements of historical facts and represent only the Company’s current expectations regarding such matters. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to, trends in the demand for the Company’s services and products, including as a result of fluctuations in research and development spending by pharmaceutical and biotechnology companies; trends in the industries that consume the Company’s services and products; market and company-specific impacts of NHP supply and demand matters; compliance with the Resolution Agreement and Plea Agreement and the expected impacts on the Company related to the compliance plan and compliance monitor, and the expected amounts, timing and expense treatment of cash payments and other investments thereunder; the Company’s ability to service its substantial outstanding indebtedness and to comply or regain compliance with financial covenants; the Company’s current and forecasted cash position; the Company’s ability to make capital expenditures, fund its operations and satisfy its obligations; the Company’s ability to manage recurring and unusual costs; the Company’s ability to execute on and realize the expected benefits related to its restructuring and site optimization plans; the Company’s expectations regarding the volume of new bookings, pre-sales, pricing, cost savings initiatives, expansion of services, operating income or losses and liquidity; the Company’s ability to effectively fill the recent expanded capacity or any future expansion or acquisition initiatives; the Company’s ability to develop and build infrastructure and teams to manage growth and projects; the Company’s ability to continue to retain and hire key talent; the Company’s ability to market its services and products under its corporate name and relevant brand names; the Company’s ability to develop new services and products; the Company’s ability to negotiate amendments to the Credit Agreement or obtain waivers related to the financial covenants defined within the Credit Agreement; the potential outcome of litigation against the Company, including any settlement and amounts accrued or recoverable; the Company’s ability to maintain effective data protection, privacy and cybersecurity measures and to mitigate legal, financial and reputational risks in the event of a cyber incident, including the 2025 Cybersecurity Incident; and the impact of macroeconomic factors, including but not limited to tariffs and trade policies, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission. Further discussion of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in the Company’s Annual Report on Form 10-K as filed on December 5, 2025, as well as other filings with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Company Contact	Investor Relations
Inotiv, Inc.	LifeSci Advisors
Beth A. Taylor, Chief Financial Officer	Steve Halper
(765) 497-8381	(646) 876-6455
beth.taylor@inotiv.com	shalper@lifesciadvisors.com

INOTIV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2025	2024
Service revenue	$59,721	$53,557
Product revenue	61,158	66,319
Total revenue	$120,879	$119,876
Costs and expenses:
Cost of services provided (excluding depreciation and amortization of intangible assets)	43,739	39,244
Cost of products sold (excluding depreciation and amortization of intangible assets)	52,330	55,594
Selling	5,419	5,137
General and administrative	18,491	19,152
Depreciation and amortization of intangible assets	13,791	14,179
Other operating expense	3,439	2,077
Operating loss	$(16,330)	$(15,507)
Other expense:
Interest expense, net	(13,463)	(13,838)
Other expense	(223)	(463)
Loss before income taxes	$(30,016)	$(29,808)
Income tax benefit	1,638	2,178
Consolidated net loss	$(28,378)	$(27,630)

Loss per common share
Net loss attributable to common shareholders:
Basic	$(0.83)	$(1.02)
Diluted	$(0.83)	$(1.02)
Weighted-average number of common shares outstanding:
Basic	34,370	27,160
Diluted	34,370	27,160

INOTIV, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	December 31,	September 30,
	2025	2025

Assets
Current assets:
Cash and cash equivalents	$12,732	$21,741
Trade receivables and contract assets, net of allowances for credit losses of $6,485 and $6,397, respectively	63,176	78,222
Inventories, net	44,320	45,738
Prepaid expenses and other current assets	43,543	48,890
Total current assets	163,771	194,591

Property and equipment, net	179,099	180,726
Operating lease right-of-use assets, net	56,285	46,358
Goodwill	94,286	94,286
Other intangible assets, net	231,478	240,197
Other assets	9,417	14,956
Total assets	$734,336	$771,114

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$42,595	$48,531
Accrued expenses and other current liabilities	41,148	44,722
Revolving credit facility	6,000	3,000
Fees invoiced in advance	37,028	51,512
Current portion of long-term operating lease	6,000	6,896
Current portion of long-term debt	405,773	402,123
Total current liabilities	538,544	556,784
Long-term operating leases, net	55,388	44,344
Other long-term liabilities	28,144	28,385
Deferred tax liabilities, net	3,236	5,573
Total liabilities	625,312	635,086

Shareholders’ equity:
Common shares, no par value:
Authorized 74,000,000 shares at December 31, 2025 and at September 30, 2025; 34,394,971 issued and outstanding at December 31, 2025 and 34,357,251 at September 30, 2025	8,560	8,551
Additional paid-in capital	757,454	756,062
Accumulated deficit	(659,191)	(630,813)
Accumulated other comprehensive income	2,201	2,228
Total equity	109,024	136,028
Total liabilities and shareholders’ equity	$734,336	$771,114

INOTIV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,
	2025	2024
Operating activities:
Consolidated net loss	$(28,378)	$(27,630)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,791	14,179
Employee stock compensation expense	1,382	1,770
Changes in deferred taxes	(2,337)	(2,802)
Provision for expected credit losses	383	(453)
Amortization of debt issuance costs and original issue discount	1,404	1,288
Non-cash interest and accretion expense	2,718	3,076
Other non-cash operating activities	(39)	643
Changes in operating assets and liabilities:
Trade receivables and contract assets	14,686	3,391
Inventories	1,414	(13,632)
Prepaid expenses and other current assets	12,304	19,606
Operating lease right-of-use assets and liabilities, net	221	(353)
Accounts payable	(4,230)	(7,240)
Accrued expenses and other current liabilities	(3,620)	(2,343)
Fees invoiced in advance	(14,479)	5,071
Other asset and liabilities, net	(653)	932
Net cash used in operating activities	(5,433)	(4,497)

Investing activities:
Capital expenditures	(5,180)	(4,459)
Net cash used in investing activities	(5,180)	(4,459)

Financing activities:
Payments on revolving credit facility	—	(20,000)
Payments on senior term notes and delayed draw term loans	(1,428)	(691)
Borrowings on revolving credit facility	3,000	20,000
Issuance of common shares	—	27,524
Other financing activities, net	(36)	(708)
Net cash provided by financing activities	1,536	26,125

Effect of exchange rate changes on cash and cash equivalents	68	(558)

Net (decrease) increase in cash and cash equivalents	(9,009)	16,611
Cash and cash equivalents at beginning of period	21,741	21,432
Cash and cash equivalents at end of period	$12,732	$38,043

Supplemental disclosure of cash flow information:
Cash paid for interest	9,685	$10,888
Income taxes paid, net	827	$271

INOTIV, INC.
RECONCILIATION OF GAAP TO NON-GAAP
SELECT BUSINESS SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2025	2024
DSA
Revenue	47,955	42,822
Operating income	3,149	1,946
Operating income as a % of total revenue	2.6%	1.6%
Add back:
Depreciation and amortization	4,346	4,583
Startup costs (2)	731	559
Total non-GAAP adjustments to operating income	5,077	5,142
Non-GAAP operating income	8,226	7,088
Non-GAAP operating income as a % of DSA revenue	17.2%	16.6%
Non-GAAP operating income as a % of total revenue	6.8%	5.9%

RMS
Revenue	72,924	77,054
Operating loss	(3,554)	(1,185)
Operating loss as a % of total revenue	(2.9%)	(1.0%)
Add back:
Depreciation and amortization	9,250	9,438
Restructuring costs (1)	289	224
Other unusual, third party costs (3)	1,177	961
Total non-GAAP adjustments to operating income	10,716	10,623
Non-GAAP operating income	7,162	9,438
Non-GAAP operating income as a % of RMS revenue	9.8%	12.2%
Non-GAAP operating income as a % of total revenue	5.9%	7.9%

Unallocated Corporate Operating Loss	(15,925)	(16,268)
Unallocated corporate operating loss as a % of total revenue	(13.2)%	(13.6)%
Add back:

	Three Months Ended December 31,
	2025	2024
Depreciation and amortization	195	158
Stock compensation expense	1,382	1,770
Other unusual, third party costs (3)	1,027	—
Total non-GAAP adjustments to operating loss	2,604	1,928
Non-GAAP operating loss	(13,321)	(14,340)
Non-GAAP operating loss as a % of total revenue	(11.0)%	(12.0)%

Total
Revenue	120,879	119,876
Operating loss	(16,330)	(15,507)
Operating loss as a % of total revenue	(13.5)%	(12.9)%
Add back:
Depreciation and amortization	13,791	14,179
Stock compensation expense	1,382	1,770
Restructuring costs (1)	289	224
Startup costs (2)	731	559
Other unusual, third party costs (3)	2,204	961
Total non-GAAP adjustments to operating loss	18,397	17,693
Non-GAAP operating income	2,067	2,186
Non-GAAP operating income as a % of total revenue	1.7%	1.8%

Adjustments to certain GAAP reported measures for the three months ended December 31, 2025 and 2024 include, but are not limited to, the following:
(1)For the three months ended December 31, 2025, primarily represents charges incurred in connection with the exit of multiple sites. For the three months ended December 31, 2024, primarily represents costs incurred in connection with the exit of multiple sites and the enablement of the in-house integration of Inotiv’s North American transportation operations.
(2)For the three months ended December 31, 2025 and 2024, primarily represents costs related to the development and initiation of new service offerings that are not yet revenue generating for the respective periods.
(3)For the three months ended December 31, 2025, primarily represents third party and legal costs incurred in connection with the Resolution Agreement and Plea Agreement and fees incurred in connection with the 2025 Cybersecurity Incident. For the three months ended December 31, 2024, primarily represents third party and legal costs incurred in connection with the Resolution Agreement and Plea Agreement and certain other legal matters.

INOTIV, INC.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2025	2024
GAAP Consolidated Net Loss	$(28,378)	$(27,630)
Adjustments
Interest expense, net	13,463	13,838
Income tax benefit	(1,638)	(2,178)
Depreciation and amortization	13,791	14,179
Stock compensation expense	1,382	1,770
Startup costs (1)	731	559
Restructuring costs (2)	289	224
Unrealized foreign exchange (gain) loss	(95)	825
Loss on disposition of assets	54	62
Other unusual, third party costs (3)	2,204	961
Adjusted EBITDA	$1,803	$2,610
GAAP consolidated net loss as a percent of total revenue	(23.5)%	(23.0)%
Adjustments as a percent of total revenue	25.0%	25.2%
Adjusted EBITDA as a percent of total revenue	1.5%	2.2%

Adjustments to certain GAAP reported measures for the three months ended December 31, 2025 and 2024 include, but are not limited to, the following:
(1)For the three months ended December 31, 2025 and 2024, primarily represents costs related to the development and initiation of new service offerings that are not yet revenue generating for the respective periods.
(2)For the three months ended December 31, 2025, primarily represents charges incurred in connection with the exit of multiple sites. For the three months ended December 31, 2024, primarily represents costs incurred in connection with the exit of multiple sites and the enablement of the in-house integration of Inotiv’s North American transportation operations.
(3)For the three months ended December 31, 2025, primarily represents third party and legal costs incurred in connection with the Resolution Agreement and Plea Agreement and fees incurred in connection with the 2025 Cybersecurity Incident. For the three months ended December 31, 2024, primarily represents third party and legal costs incurred in connection with the Resolution Agreement and Plea Agreement and certain other legal matters.